Ephraim Lindenbaum Joins Bizzingo Board

FLEMINGTON, NJ—May 29, 2012 (BusinessWire)- Bizzingo, Inc. (OTC.BB: BIZZ.OB - News), a social network for businesses, announced today that Ephraim Lindenbaum, Silicon Valley venture capitalist and former serial entrepreneur, has joined the company’s board of directors.

Mr. Lindenbaum is the founder and managing director of Advance Ventures, a Silicon Valley-based venture investment fund and venture development advisory firm that participates in seed and early-stage cleantech, communications/mobility, digital media and information technology start-ups. Since 1999, Advance Ventures has consistently achieved meaningful exits with its portfolio companies across its core market sectors.

"We are very proud to welcome Ephraim to the board of directors. His deep experience in building successful technology companies will help to spearhead our relationships with Silicon Valley leaders and tech elite," said Douglas Toth, Bizzingo Chairman and Chief Executive Officer.

Prior to founding Advance Ventures, Mr. Lindenbaum was the co-founder of interactive media pioneer Broadcast Production Group and served as CEO until its acquisition in 1999 by Parago,a leading global engagement management company. Under his leadership, Broadcast Production Group was listed as a Top 15 fastest growing private company in Silicon Valley and a Top 100 fastest growing private company in the US. Mr. Lindenbaum has been nationally recognized in cover and feature stories by CNN Future Watch, New Media News, AV Video ~ Multimedia Producer Magazine, Wired, MicroPublishing News and Silicon Valley Business Journal.

About Bizzingo, Inc.

Bizzingo is a global social media company that has developed Bizzingo.com as a unified social network designed especially for businesses. Bizzingo will provide online and mobile channels to conduct business devoid of personal networking clutter. As the first true business-to-business social platform, Bizzingo is designed to allow businesses a way to find each other by keyword, as well as synchronously communicate with their target user. Bizzingo’s profiling system will create one of the most detailed business databases in the world, delivering targeted search engine results. For additional information, visit www.bizzingo.com

Contact: Michelle Manoff	Investor Contact: Tim Clemensen
Rubenstein Public Relations	Rubenstein Investor Relations
212-843-8051	212-843-9337
mmanoff@rubensteinpr.com	tclemensen@rubensteinir.com